Exhibit 99.1
FOR IMMEDIATE RELEASE

Red River Bancshares, Inc. Reports Second Quarter 2024 Financial Results
ALEXANDRIA, Louisiana, July 26, 2024 (GLOBE NEWSWIRE) -- Red River Bancshares, Inc. (the “Company”) (Nasdaq: RRBI), the holding company for Red River Bank (the “Bank”), announced today its unaudited financial results for the second quarter of 2024.
Net income for the second quarter of 2024 was $8.0 million, or $1.16 per diluted common share (“EPS”), a decrease of $201,000, or 2.5%, compared to $8.2 million, or $1.16 EPS, for the first quarter of 2024, and a decrease of $981,000, or 10.9%, compared to $9.0 million, or $1.25 EPS, for the second quarter of 2023. For the second quarter of 2024, the quarterly return on assets was 1.05%, and the quarterly return on equity was 10.69%.
Net income for the six months ended June 30, 2024, was $16.2 million, or $2.31 EPS, a decrease of $2.4 million, or 12.9%, compared to $18.6 million, or $2.58 EPS, for the six months ended June 30, 2023. For the six months ended June 30, 2024, the return on assets was 1.06%, and the return on equity was 10.73%.
Second Quarter 2024 Performance and Operational Highlights
In the second quarter of 2024, the Company had an improved net interest margin along with fairly consistent earnings and loan and deposit balances. Stock buyback activity was steady, and Red River Bank opened a new banking center location in the New Orleans market.
•Net income for the second quarter of 2024 was $8.0 million compared to $8.2 million for the prior quarter. Net income for the second quarter benefited from higher net interest income and an improved net interest margin fully tax equivalent (“FTE”). Net income for the first quarter of 2024 benefited from approximately $800,000, or $0.09 EPS, of nonrecurring noninterest income payments and operating expense reduction items.
•Net interest income and net interest margin FTE increased for the second quarter of 2024 compared to the prior quarter. Net interest income for the second quarter of 2024 was $21.8 million compared to $21.4 million for the prior quarter. Net interest margin FTE for the second quarter of 2024 was 2.92% compared to 2.83% for the prior quarter. These increases were due to improved yields on loans and securities outpacing higher deposit rates.
•As of June 30, 2024, assets were $3.05 billion, which was $24.8 million, or 0.8%, lower than March 31, 2024. The decrease was due to a $29.2 million decrease in deposits.
•Deposits totaled $2.72 billion as of June 30, 2024, a decrease of $29.2 million, or 1.1%, compared to $2.75 billion as of March 31, 2024. In the second quarter of 2024, deposit activity was normal and included the seasonal outflow of funds for income tax payments.
•As of June 30, 2024, loans held for investment (“HFI”) were $2.05 billion, slightly higher than $2.04 billion as of March 31, 2024. In the second quarter of 2024, new loan activity was steady throughout all markets.
•As of June 30, 2024, nonperforming assets (“NPA(s)”) were $3.2 million, or 0.11% of assets, and the allowance for credit losses (“ACL”) was $21.6 million, or 1.06% of loans HFI.
•As of June 30, 2024, liquid assets, which are cash and cash equivalents, were $213.1 million, and the liquid assets to assets ratio was 6.99%. We do not have any borrowings, brokered deposits, or internet-sourced deposits.
•We paid a quarterly cash dividend of $0.09 per common share in the second quarter of 2024.
•The 2024 stock repurchase program authorizes us to purchase up to $5.0 million of our outstanding shares of common stock from January 1, 2024 through December 31, 2024. In the second quarter of 2024, we repurchased 16,220 shares of our common stock at an aggregate cost of $764,000. As of June 30, 2024, the 2024 stock repurchase program had $4.2 million remaining.
•As of June 30, 2024, capital levels were strong with a stockholders’ equity to assets ratio of 10.07%, a leverage ratio of 11.74%, and a total risk-based capital ratio of 18.01%.
•We continue to implement our organic expansion plan. In June 2024, we opened a second Red River Bank full-service banking center in the New Orleans market, and in July 2024, we held a grand opening ceremony at this newly constructed location on Veterans Memorial Boulevard in Metairie, Louisiana.
•In July 2024, Bank Director Magazine ranked the Company 9th in the top 30 best-performing publicly traded financial institutions in 2023 with assets less than $5.0 billion.
Blake Chatelain, President and Chief Executive Officer, stated, “The second quarter of 2024 was one of steady, consistent performance as we expand banking center locations while being diligent in improving the net interest margin and monitoring asset quality.

“Overall the balance sheet was fairly consistent with deposits being impacted by seasonal outgoing income tax payments. We deployed securities cash flows into higher-yielding assets. Net interest margin FTE and net interest income increased as a result of improved pricing on new and renewed loans, combined with diligent management of deposit costs and reduced deposit rate pressures. These pricing efforts resulted in a steady improvement to the net interest margin FTE over the past three quarters.
“While net income was slightly lower in the second quarter, EPS was $1.16 per share for both the first and second quarters of 2024. Net income for the first quarter of 2024 was positively impacted by significant nonrecurring items. In the second quarter of 2024, we were pleased with the stabilization of and improvements to the net interest margin, as well as the improvement of fee income from mortgage operations.
“We were excited to complete construction and open the new Red River Bank banking center on Veterans Memorial Boulevard in Metairie, a suburb of the New Orleans, Louisiana market. This is a growing and vibrant area, and we are pleased to bring Red River Bank full-service banking to customers in this area.
“We are greatly saddened by the loss of our longtime friend, supporter, and director on the Company and Bank’s boards, Bobby Nichols, who passed away in May 2024. We miss his wonderful personality, his keen business knowledge, and his support and guidance very much.
“We were honored to be included as a top 30 publicly traded financial institution by Bank Director Magazine. Our ranking of 9th for 2023 is a result of our solid financial results and strength as a company.
“As we enter the second half of 2024, it appears that the economy in the United States remains solid and that the Federal Reserve could start easing interest rates in the second half of 2024. We are optimistic that the Louisiana economy is doing well and that customer banking activity is steady. We are focused on expanding the Red River Bank banking center network and team, providing personalized banking services to our customers, and welcoming new banking relationships. We are well positioned to provide solid profitability and returns for our shareholders.”
Net Interest Income and Net Interest Margin FTE
Net interest income and net interest margin FTE increased in the second quarter of 2024 compared to the prior quarter. These increases were due to improved yields on loans and securities outpacing higher deposit rates. The Federal Open Market Committee (“FOMC”) kept the federal funds rate consistent between the third quarter of 2023 and the second quarter of 2024.
Net interest income for the second quarter of 2024 was $21.8 million, which was $424,000, or 2.0%, higher than the first quarter of 2024, due to a $663,000 increase in interest and dividend income, partially offset by a $239,000 increase in interest expense. The increase in interest and dividend income was due to higher interest income on loans, partially offset by lower interest income on short-term liquid assets. Loan income increased $989,000 due to higher rates on new and renewed loans, combined with higher balances in loans HFI. The average rate on new and renewed loans was 7.98% for the second quarter of 2024, compared to 7.56% for the prior quarter. Interest income on short-term liquid assets decreased due to lower balances in these accounts during the second quarter. The increase in interest expense was primarily due to higher rates on new and renewed time deposits, combined with larger balances in these accounts.
The net interest margin FTE increased nine basis points (“bp(s)”) to 2.92% for the second quarter of 2024, compared to 2.83% for the prior quarter. This increase was due to improved yields on loans and securities, partially offset by higher deposit costs. The yield on loans increased 12 bps due to higher rates on new and renewed loans. The yield on securities increased eight bps due to reinvesting securities cash flows received into new securities at higher yields. These increases were partially offset by an eight bp increase in the rate on interest-bearing deposits during the second quarter. The cost of deposits increased five bps to 1.75% for the second quarter of 2024, compared to 1.70% for the previous quarter.
In the second quarter of 2024, the target range for the federal funds rate remained at 5.25%-5.50%. The market’s expectation is that the FOMC will lower the target federal funds rate in the second half of 2024. During the 12 months ended June 30, 2025, we anticipate receiving approximately $126.0 million in securities cash flows with an average yield of 2.40%, and we project approximately $215.3 million of fixed rate loans will mature with an average yield of 5.55%. We expect to redeploy these balances into higher yielding assets, which should benefit both net interest income and net interest margin FTE. As of June 30, 2024, floating rate loans were 13.9% of loans HFI, and floating rate transaction deposits were 6.5% of interest-bearing transaction deposits. Depending on balance sheet activity and the movement in interest rates, we expect the net interest margin FTE to improve slightly in the third and fourth quarters of 2024.
Provision for Credit Losses
The provision for credit losses for the second quarter of 2024 was $300,000, which was consistent with the prior quarter. The provision in the first and second quarters was due to potential economic challenges resulting from the current inflationary environment, changing monetary policy, and loan growth. We will continue to evaluate future provision needs in relation to current economic situations, loan growth, trends in asset quality, forecasted information, and other conditions influencing loss expectations.

Noninterest Income
Noninterest income totaled $5.1 million for the second quarter of 2024, an increase of $170,000, or 3.4%, compared to $4.9 million for the previous quarter. The increase was mainly due to an increase in mortgage loan income and Small Business Investment Company (“SBIC”) income, partially offset by a decrease in brokerage income and net debit card income.
Mortgage loan income was $650,000 for the second quarter of 2024, an increase of $194,000, or 42.5%, compared to $456,000 for the previous quarter due to increased purchase activity.
SBIC income for the second quarter of 2024 was $454,000, an increase of $102,000, or 29.0%, compared to $352,000 for the previous quarter. This increase was primarily due to higher normal income received from these partnerships in the second quarter. In the first quarter of 2024, we received a distribution payment of $114,000, in addition to normal income from these partnerships. We expect SBIC income to be lower in future quarters.
Brokerage income was $893,000 for the second quarter of 2024, a decrease of $94,000, or 9.5%, compared to $987,000 for the previous quarter. The lower income in the second quarter of 2024 was mainly due to lower investing activities by clients. Assets under management were $1.09 billion as of June 30, 2024.
Debit card income, net, totaled $949,000 for the second quarter of 2024, a decrease of $73,000, or 7.1%, compared to $1.0 million for the previous quarter. In the first quarter of 2024, we terminated our previous debit card provider contract, which resulted in $145,000 of nonrecurring income. In January 2024, a newly negotiated debit card provider contract became effective. The second quarter of 2024 benefited from a higher number of debit card transactions and related income.
Operating Expenses
Operating expenses totaled $16.7 million for the second quarter of 2024, an increase of $816,000, or 5.1%, compared to $15.9 million for the previous quarter. This increase was mainly due to higher loan and deposit expenses, data processing expense, other business development expenses, legal and professional expenses, and occupancy and equipment expenses, partially offset by other taxes.
Loan and deposit expenses totaled $309,000 for the second quarter of 2024, an increase of $351,000, or 835.7%, from the previous quarter. The first quarter of 2024 benefited from the receipt of a $262,000 negotiated, variable rebate from a vendor.
Data processing expense totaled $651,000 for the second quarter of 2024, an increase of $304,000, or 87.6%, from the previous quarter. The first quarter of 2024 benefited from the receipt of a $284,000 periodic refund from our data processing center.
Other business development expenses totaled $593,000 for the second quarter of 2024, an increase of $118,000, or 24.8%, from the previous quarter. This increase was mainly the result of an increase in CRA-related contributions, as well as higher expenses associated with the SBIC limited partnerships.
Legal and professional expenses totaled $729,00 for the second quarter of 2024, an increase of $111,000, or 18.0%, from the previous quarter. This increase was primarily due to higher public company expenses and audit expenses.
Occupancy and equipment expenses totaled $1.7 million for the second quarter of 2024, an increase of $82,000, or 5.1%, from the previous quarter. This increase was primarily due to $67,000 of nonrecurring expenses related to our new location in the New Orleans market and other property renovations.
Other taxes totaled $500,000 for the second quarter of 2024, a decrease of $237,000, or 32.2%, from the previous quarter. This decrease was primarily attributable to the reversal of $145,000 of stock repurchase tax expense in the second quarter of 2024 due to finalized guidelines. Stock repurchase tax expense was $100,000 in the first quarter of 2024.
Asset Overview
As of June 30, 2024, assets were $3.05 billion, compared to assets of $3.07 billion as of March 31, 2024, a decrease of $24.8 million, or 0.8%. In the second quarter, assets were impacted by a $29.2 million, or 1.1%, decrease in deposits. In the second quarter of 2024, liquid assets decreased $16.7 million, or 7.3%, to $213.1 million and averaged $229.4 million for the second quarter. As of June 30, 2024, we had sufficient liquid assets available and $1.68 billion accessible from other liquidity sources. The liquid assets to assets ratio was 6.99% as of June 30, 2024. Total securities decreased $21.6 million, or 3.1%, to $666.6 million in the second quarter and were 21.9% of assets as of June 30, 2024. During the second quarter, loans HFI increased $9.8 million, or 0.5%, to $2.05 billion. The loans HFI to deposits ratio was 75.38% as of June 30, 2024, compared to 74.22% as of March 31, 2024.
Securities
Total securities as of June 30, 2024, were $666.6 million, a decrease of $21.6 million, or 3.1%, from March 31, 2024. Securities decreased primarily due to maturities and principal repayments exceeding purchases.
The estimated fair value of securities available for sale (“AFS”) totaled $526.9 million, net of $64.4 million of unrealized loss, as of June 30, 2024, compared to $546.0 million, net of $65.3 million of unrealized loss, as of March 31, 2024. As of June 30, 2024, the amortized cost of securities held-to-maturity (“HTM”) totaled $136.8 million compared to $139.3 million as of March 31, 2024. As of June 30, 2024, securities HTM had an unrealized loss of $22.8 million compared to $24.5 million as of March 31, 2024.

Equity securities, which is an investment in a CRA mutual fund consisting primarily of bonds, totaled $2.9 million as of June 30, 2024, and March 31, 2024.
Loans
Loans HFI as of June 30, 2024, were $2.05 billion, slightly higher than $2.04 billion as of March 31, 2024. In the second quarter of 2024, new loan activity was offset by loan payments and payoffs.

Loans HFI by Category
	June 30, 2024		March 31, 2024		Change from March 31, 2024 to June 30, 2024
(dollars in thousands)	Amount	Percent	Amount	Percent	$ Change	% Change
Real estate:
Commercial real estate	$865,645	42.3%	$870,085	42.7%	$(4,440)	(0.5%)
One-to-four family residential	611,904	29.9%	608,617	29.9%	3,287	0.5%
Construction and development	129,197	6.3%	116,181	5.7%	13,016	11.2%
Commercial and industrial	344,071	16.8%	347,094	17.0%	(3,023)	(0.9%)
Tax-exempt	67,941	3.3%	67,548	3.3%	393	0.6%
Consumer	29,132	1.4%	28,547	1.4%	585	2.0%
Total loans HFI	$2,047,890	100.0%	$2,038,072	100.0%	$9,818	0.5%
Commercial real estate (“CRE”) loans are collateralized by owner occupied and non-owner occupied properties mainly in Louisiana. Non-owner occupied office loans were $57.4 million, or 2.8% of loans HFI, as of June 30, 2024, and are primarily centered in low-rise suburban areas. The average CRE loan size was $946,000 as of June 30, 2024.
Health care loans are our largest industry concentration and are made up of a diversified portfolio of health care providers. As of June 30, 2024, total health care loans were 8.2% of loans HFI. Within the health care sector, loans to nursing and residential care facilities were 4.5% of loans HFI, and loans to physician and dental practices were 3.5% of loans HFI. The average health care loan size was $361,000 as of June 30, 2024.
Asset Quality and Allowance for Credit Losses
NPAs totaled $3.2 million as of June 30, 2024, an increase of $679,000, or 26.8%, from March 31, 2024, primarily due to an increase in nonaccrual loans, partially offset by a decrease in past due loans. The ratio of NPAs to assets was 0.11% as of June 30, 2024, and 0.08% as of March 31, 2024.
As of June 30, 2024, the ACL was $21.6 million. The ratio of ACL to loans HFI was 1.06% as of June 30, 2024 and March 31, 2024. The net charge-offs to average loans ratio was 0.01% for the second quarter of 2024 and 0.00% for the first quarter of 2024.

Deposits
As of June 30, 2024, deposits were $2.72 billion, a decrease of $29.2 million, or 1.1%, compared to March 31, 2024. Average deposits for the second quarter of 2024 were $2.73 billion, a decrease of $22.8 million, or 0.8%, from the prior quarter. The following tables provide details on our deposit portfolio:

Deposits by Account Type
	June 30, 2024		March 31, 2024		Change from March 31, 2024 to June 30, 2024
(dollars in thousands)	Balance	% of Total	Balance	% of Total	$ Change	% Change
Noninterest-bearing demand deposits	$892,942	32.9%	$895,439	32.6%	$(2,497)	(0.3%)
Interest-bearing deposits:
Interest-bearing demand deposits	135,543	5.0%	132,523	4.9%	3,020	2.3%
NOW accounts	377,385	13.9%	385,585	14.0%	(8,200)	(2.1%)
Money market accounts	547,715	20.1%	557,139	20.3%	(9,424)	(1.7%)
Savings accounts	170,050	6.3%	176,777	6.4%	(6,727)	(3.8%)
Time deposits less than or equal to $250,000	399,981	14.7%	406,369	14.8%	(6,388)	(1.6%)
Time deposits greater than $250,000	193,030	7.1%	192,059	7.0%	971	0.5%
Total interest-bearing deposits	1,823,704	67.1%	1,850,452	67.4%	(26,748)	(1.4%)
Total deposits	$2,716,646	100.0%	$2,745,891	100.0%	$(29,245)	(1.1%)

Deposits by Customer Type
	June 30, 2024		March 31, 2024		Change from March 31, 2024 to June 30, 2024
(dollars in thousands)	Balance	% of Total	Balance	% of Total	$ Change	% Change
Consumer	$1,351,709	49.8%	$1,367,713	49.8%	$(16,004)	(1.2%)
Commercial	1,149,023	42.3%	1,160,663	42.3%	(11,640)	(1.0%)
Public	215,914	7.9%	217,515	7.9%	(1,601)	(0.7%)
Total deposits	$2,716,646	100.0%	$2,745,891	100.0%	$(29,245)	(1.1%)
Deposits decreased in the second quarter of 2024, mainly as a result of the seasonal outflow of funds for income tax payments.
The Bank has a granular, diverse deposit portfolio with customers in a variety of industries throughout Louisiana. As of June 30, 2024, the average deposit account size was approximately $27,000.
As of June 30, 2024, our estimated uninsured deposits, which are the portion of deposit accounts that exceed the FDIC insurance limit (currently $250,000), were approximately $804.6 million, or 29.6% of total deposits. This amount was estimated based on the same methodologies and assumptions used for regulatory reporting purposes. Also, as of June 30, 2024, our estimated uninsured deposits, excluding collateralized public entity deposits, were approximately $633.2 million, or 23.3% of total deposits. Our cash and cash equivalents of $213.1 million, combined with our available borrowing capacity of $1.68 billion, equaled 235.6% of our estimated uninsured deposits and 299.4% of our estimated uninsured deposits, excluding collateralized public entity deposits.
Stockholders’ Equity
Total stockholders’ equity as of June 30, 2024, was $307.0 million compared to $299.3 million as of March 31, 2024. The $7.7 million, or 2.6%, increase in stockholders’ equity during the second quarter of 2024 was attributable to $8.0 million of net income, a $968,000, net of tax, market adjustment to accumulated other comprehensive loss related to securities, and $105,000 of stock compensation, partially offset by the repurchase of 16,220 shares of common stock for $764,000 and $620,000 in cash dividends. We paid a quarterly cash dividend of $0.09 per share on June 20, 2024.

Non-GAAP Disclosure
Our accounting and reporting policies conform to United States generally accepted accounting principles (“GAAP”) and the prevailing practices in the banking industry. Certain financial measures used by management to evaluate our operating performance are discussed as supplemental non-GAAP performance measures. In accordance with the Securities and Exchange Commission’s (“SEC”) rules, we classify a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP as in effect from time to time in the U.S.
Management and the board of directors review tangible book value per share, tangible common equity to tangible assets, and realized book value per share as part of managing operating performance. However, these non-GAAP financial measures should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which we calculate the non-GAAP financial measures that are discussed may differ from that of other companies’ reporting measures with similar names. It is important to understand how such other banking organizations calculate and name their financial measures similar to the non-GAAP financial measures discussed by us when comparing such non-GAAP financial measures.
A reconciliation of non-GAAP financial measures to the comparable GAAP financial measures is included within the following financial statement tables.
About Red River Bancshares, Inc.
Red River Bancshares, Inc. is the bank holding company for Red River Bank, a Louisiana state-chartered bank established in 1999 that provides a fully integrated suite of banking products and services tailored to the needs of commercial and retail customers. Red River Bank operates from a network of 28 banking centers throughout Louisiana and one combined loan and deposit production office in New Orleans, Louisiana. Banking centers are located in the following Louisiana markets: Central, which includes the Alexandria metropolitan statistical area (“MSA”); Northwest, which includes the Shreveport-Bossier City MSA; Capital, which includes the Baton Rouge MSA; Southwest, which includes the Lake Charles MSA; the Northshore, which includes Covington; Acadiana, which includes the Lafayette MSA; and New Orleans.
Forward-Looking Statements
Statements in this news release regarding our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “outlook,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward-looking statements in this news release are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this news release and could cause us to make changes to our future plans. Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in the section titled “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent quarterly reports on Form 10-Q, and in other documents that we file with the SEC from time to time. In addition, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release or to make predictions based solely on historical financial performance. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. All forward-looking statements, express or implied, included in this news release are qualified in their entirety by this cautionary statement.
Contact:
Isabel V. Carriere, CPA, CGMA
Executive Vice President, Chief Financial Officer, and Assistant Corporate Secretary
318-561-4023
icarriere@redriverbank.net

FINANCIAL HIGHLIGHTS (UNAUDITED)

	As of and for the Three Months Ended			As of and for the Six Months Ended
(dollars in thousands, except per share data)	June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Net Income	$7,987	$8,188	$8,968	$16,175	$18,566

Per Common Share Data:
Earnings per share, basic	$1.16	$1.16	$1.25	$2.32	$2.59
Earnings per share, diluted	$1.16	$1.16	$1.25	$2.31	$2.58
Book value per share	$44.58	$43.43	$39.49	$44.58	$39.49
Tangible book value per share (1)	$44.35	$43.20	$39.28	$44.35	$39.28
Realized book value per share (1)	$53.54	$52.52	$49.21	$53.54	$49.21
Cash dividends per share	$0.09	$0.09	$0.08	$0.18	$0.16
Shares outstanding	6,886,928	6,892,448	7,175,056	6,886,928	7,175,056
Weighted average shares outstanding, basic	6,896,030	7,050,048	7,177,621	6,973,039	7,180,187
Weighted average shares outstanding, diluted	6,914,140	7,066,709	7,194,634	6,991,618	7,197,412

Summary Performance Ratios:
Return on average assets	1.05%	1.07%	1.20%	1.06%	1.24%
Return on average equity	10.69%	10.77%	12.78%	10.73%	13.54%
Net interest margin	2.87%	2.80%	2.91%	2.83%	2.99%
Net interest margin FTE	2.92%	2.83%	2.96%	2.89%	3.04%
Efficiency ratio	62.07%	60.37%	58.63%	61.23%	57.74%
Loans HFI to deposits ratio	75.38%	74.22%	73.10%	75.38%	73.10%
Noninterest-bearing deposits to deposits ratio	32.87%	32.61%	37.14%	32.87%	37.14%
Noninterest income to average assets	0.67%	0.64%	0.81%	0.66%	0.69%
Operating expense to average assets	2.19%	2.07%	2.16%	2.13%	2.11%

Summary Credit Quality Ratios:
NPAs to assets	0.11%	0.08%	0.07%	0.11%	0.07%
Nonperforming loans to loans HFI	0.16%	0.12%	0.10%	0.16%	0.10%
ACL to loans HFI	1.06%	1.06%	1.08%	1.06%	1.08%
Net charge-offs to average loans	0.01%	0.00%	0.00%	0.02%	0.01%

Capital Ratios:
Stockholders’ equity to assets	10.07%	9.74%	9.36%	10.07%	9.36%
Tangible common equity to tangible assets(1)	10.02%	9.69%	9.31%	10.02%	9.31%
Total risk-based capital to risk-weighted assets	18.01%	17.84%	18.13%	18.01%	18.13%
Tier 1 risk-based capital to risk-weighted assets	16.99%	16.82%	17.09%	16.99%	17.09%
Common equity Tier 1 capital to risk-weighted assets	16.99%	16.82%	17.09%	16.99%	17.09%
Tier 1 risk-based capital to average assets	11.74%	11.44%	11.48%	11.74%	11.48%
(1)Non-GAAP financial measure. Calculations of this measure and reconciliations to GAAP are included in the schedules accompanying this release.

RED RIVER BANCSHARES, INC.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
ASSETS
Cash and due from banks	$35,035	$19,401	$53,062	$42,413	$36,662
Interest-bearing deposits in other banks	178,038	210,404	252,364	279,786	185,409
Securities available-for-sale, at fair value	526,890	545,967	570,092	529,046	588,478
Securities held-to-maturity, at amortized cost	136,824	139,328	141,236	143,420	146,569
Equity securities, at fair value	2,921	2,934	2,965	2,833	3,946
Nonmarketable equity securities	2,283	2,261	2,239	2,190	4,330
Loans held for sale	3,878	1,653	1,306	2,348	4,586
Loans held for investment	2,047,890	2,038,072	1,992,858	1,948,606	1,947,631
Allowance for credit losses	(21,627)	(21,564)	(21,336)	(21,183)	(21,085)
Premises and equipment, net	57,910	57,539	57,088	56,466	55,566
Accrued interest receivable	9,570	9,995	9,945	8,778	8,239
Bank-owned life insurance	29,947	29,731	29,529	29,332	29,141
Intangible assets	1,546	1,546	1,546	1,546	1,546
Right-of-use assets	2,973	3,091	3,629	3,757	3,885
Other assets	34,450	32,940	32,287	36,815	32,291
Total Assets	$3,048,528	$3,073,298	$3,128,810	$3,066,153	$3,027,194

LIABILITIES
Noninterest-bearing deposits	$892,942	$895,439	$916,456	$972,155	$989,509
Interest-bearing deposits	1,823,704	1,850,452	1,885,432	1,787,738	1,674,674
Total Deposits	2,716,646	2,745,891	2,801,888	2,759,893	2,664,183
Other borrowed funds	—	—	—	—	60,000
Accrued interest payable	8,747	8,959	8,000	6,800	4,098
Lease liabilities	3,100	3,215	3,767	3,892	4,015
Accrued expenses and other liabilities	13,045	15,919	11,304	13,617	11,526
Total Liabilities	2,741,538	2,773,984	2,824,959	2,784,202	2,743,822
COMMITMENTS AND CONTINGENCIES	—	—	—	—	—
STOCKHOLDERS’ EQUITY
Preferred stock, no par value	—	—	—	—	—
Common stock, no par value	44,413	45,177	55,136	58,031	59,187
Additional paid-in capital	2,590	2,485	2,407	2,327	2,248
Retained earnings	321,719	314,352	306,802	299,079	291,630
Accumulated other comprehensive income (loss)	(61,732)	(62,700)	(60,494)	(77,486)	(69,693)
Total Stockholders’ Equity	306,990	299,314	303,851	281,951	283,372
Total Liabilities and Stockholders’ Equity	$3,048,528	$3,073,298	$3,128,810	$3,066,153	$3,027,194

RED RIVER BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	For the Three Months Ended			For the Six Months Ended
(in thousands)	June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$26,882	$25,893	$22,851	$52,775	$44,616
Interest on securities	4,068	4,064	3,665	8,132	7,231
Interest on federal funds sold	—	—	251	—	886
Interest on deposits in other banks	2,709	3,039	1,671	5,748	3,409
Dividends on stock	22	22	33	44	61
Total Interest and Dividend Income	33,681	33,018	28,471	66,699	56,203
INTEREST EXPENSE
Interest on deposits	11,894	11,655	6,933	23,549	11,756
Interest on other borrowed funds	—	—	28	—	28
Total Interest Expense	11,894	11,655	6,961	23,549	11,784
Net Interest Income	21,787	21,363	21,510	43,150	44,419
Provision for credit losses	300	300	300	600	300
Net Interest Income After Provision for Credit Losses	21,487	21,063	21,210	42,550	44,119
NONINTEREST INCOME
Service charges on deposit accounts	1,367	1,368	1,435	2,735	2,828
Debit card income, net	949	1,022	924	1,971	1,858
Mortgage loan income	650	456	645	1,106	920
Brokerage income	893	987	923	1,880	1,730
Loan and deposit income	492	492	517	984	995
Bank-owned life insurance income	216	202	188	418	366
Gain (Loss) on equity securities	(13)	(31)	(64)	(44)	(32)
SBIC income	454	352	1,380	806	1,559
Other income (loss)	90	80	59	170	123
Total Noninterest Income	5,098	4,928	6,007	10,026	10,347
OPERATING EXPENSES
Personnel expenses	9,603	9,550	9,547	19,154	18,547
Occupancy and equipment expenses	1,698	1,616	1,554	3,314	3,271
Technology expenses	724	709	642	1,433	1,390
Advertising	408	337	343	745	624
Other business development expenses	593	475	494	1,068	930
Data processing expense	651	347	638	998	1,038
Other taxes	500	737	693	1,237	1,378
Loan and deposit expenses	309	(42)	284	267	489
Legal and professional expenses	729	618	580	1,347	1,097
Regulatory assessment expenses	401	404	397	805	804
Other operating expenses	1,073	1,122	960	2,194	2,052
Total Operating Expenses	16,689	15,873	16,132	32,562	31,620
Income Before Income Tax Expense	9,896	10,118	11,085	20,014	22,846
Income tax expense	1,909	1,930	2,117	3,839	4,280
Net Income	$7,987	$8,188	$8,968	$16,175	$18,566

RED RIVER BANCSHARES, INC.
NET INTEREST INCOME AND NET INTEREST MARGIN (UNAUDITED)

	For the Three Months Ended
	June 30, 2024			March 31, 2024
(dollars in thousands)	Average Balance Outstanding	Interest Income/ Expense	Average Yield/ Rate	Average Balance Outstanding	Interest Income/ Expense	Average Yield/ Rate
Assets
Interest-earning assets:
Loans(1,2)	$2,042,602	$26,882	5.21%	$2,015,063	$25,893	5.09%
Securities - taxable	546,466	3,069	2.25%	569,600	3,048	2.14%
Securities - tax-exempt	193,954	999	2.06%	197,817	1,016	2.05%
Interest-bearing deposits in other banks	199,668	2,709	5.43%	224,301	3,039	5.42%
Nonmarketable equity securities	2,262	22	3.96%	2,240	22	3.95%
Total interest-earning assets	2,984,952	$33,681	4.48%	3,009,021	$33,018	4.35%
Allowance for credit losses	(21,653)			(21,402)
Noninterest-earning assets	96,631			100,486
Total assets	$3,059,930			$3,088,105
Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Interest-bearing transaction deposits	$1,230,474	$5,701	1.86%	$1,261,361	$5,680	1.81%
Time deposits	595,120	6,193	4.19%	582,847	5,975	4.12%
Total interest-bearing deposits	1,825,594	11,894	2.62%	1,844,208	11,655	2.54%
Other borrowings	1	—	5.78%	—	—	—%
Total interest-bearing liabilities	1,825,595	$11,894	2.62%	1,844,208	$11,655	2.54%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	908,930			913,114
Accrued interest and other liabilities	24,868			25,055
Total noninterest-bearing liabilities	933,798			938,169
Stockholders’ equity	300,537			305,728
Total liabilities and stockholders’ equity	$3,059,930			$3,088,105
Net interest income		$21,787			$21,363
Net interest spread			1.86%			1.81%
Net interest margin			2.87%			2.80%
Net interest margin FTE(3)			2.92%			2.83%
Cost of deposits			1.75%			1.70%
Cost of funds			1.60%			1.56%
(1)Includes average outstanding balances of loans held for sale of $3.2 million and $2.0 million for the three months ended June 30, 2024 and March 31, 2024, respectively.
(2)Nonaccrual loans are included as loans carrying a zero yield.
(3)Net interest margin FTE includes an FTE adjustment using a 21.0% federal income tax rate on tax-exempt securities and tax-exempt loans.

RED RIVER BANCSHARES, INC.
NET INTEREST INCOME AND NET INTEREST MARGIN (UNAUDITED)

	For the Six Months Ended
	June 30, 2024			June 30, 2023
(dollars in thousands)	Average Balance Outstanding	Interest Income/ Expense	Average Yield/ Rate	Average Balance Outstanding	Interest Income/ Expense	Average Yield/ Rate
Assets
Interest-earning assets:
Loans(1,2)	$2,028,833	$52,775	5.15%	$1,925,821	$44,616	4.61%
Securities - taxable	558,032	6,117	2.19%	635,640	5,160	1.63%
Securities - tax-exempt	195,886	2,015	2.06%	204,856	2,071	2.02%
Federal funds sold	—	—	—%	37,497	886	4.70%
Interest-bearing deposits in other banks	211,985	5,748	5.42%	142,452	3,409	4.77%
Nonmarketable equity securities	2,251	44	3.94%	3,506	61	3.48%
Total interest-earning assets	2,996,987	$66,699	4.41%	2,949,772	$56,203	3.79%
Allowance for credit losses	(21,528)			(20,854)
Noninterest-earning assets	98,559			89,026
Total assets	$3,074,018			$3,017,944
Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Interest-bearing transaction deposits	$1,245,917	$11,381	1.84%	$1,283,073	$7,042	1.11%
Time deposits	588,984	12,168	4.15%	399,848	4,714	2.38%
Total interest-bearing deposits	1,834,901	23,549	2.58%	1,682,921	11,756	1.41%
Other borrowings	1	—	4.78%	995	28	5.50%
Total interest-bearing liabilities	1,834,902	$23,549	2.58%	1,683,916	$11,784	1.41%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	911,022			1,037,540
Accrued interest and other liabilities	24,961			19,914
Total noninterest-bearing liabilities	935,983			1,057,454
Stockholders’ equity	303,133			276,574
Total liabilities and stockholders’ equity	$3,074,018			$3,017,944
Net interest income		$43,150			$44,419
Net interest spread			1.83%			2.38%
Net interest margin			2.83%			2.99%
Net interest margin FTE(3)			2.89%			3.04%
Cost of deposits			1.72%			0.87%
Cost of funds			1.58%			0.81%
(1)Includes average outstanding balances of loans held for sale of $2.6 million and $2.4 million for the six months ended June 30, 2024 and 2023, respectively.
(2)Nonaccrual loans are included as loans carrying a zero yield.
(3)Net interest margin FTE includes an FTE adjustment using a 21.0% federal income tax rate on tax-exempt securities and tax-exempt loans.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)

(dollars in thousands, except per share data)	June 30, 2024	March 31, 2024	June 30, 2023
Tangible common equity
Total stockholders’ equity	$306,990	$299,314	$283,372
Adjustments:
Intangible assets	(1,546)	(1,546)	(1,546)
Total tangible common equity (non-GAAP)	$305,444	$297,768	$281,826
Realized common equity
Total stockholders’ equity	$306,990	$299,314	$283,372
Adjustments:
Accumulated other comprehensive (income) loss	61,732	62,700	69,693
Total realized common equity (non-GAAP)	$368,722	$362,014	$353,065
Common shares outstanding	6,886,928	6,892,448	7,175,056
Book value per share	$44.58	$43.43	$39.49
Tangible book value per share (non-GAAP)	$44.35	$43.20	$39.28
Realized book value per share (non-GAAP)	$53.54	$52.52	$49.21

Tangible assets
Total assets	$3,048,528	$3,073,298	$3,027,194
Adjustments:
Intangible assets	(1,546)	(1,546)	(1,546)
Total tangible assets (non-GAAP)	$3,046,982	$3,071,752	$3,025,648
Total stockholders’ equity to assets	10.07%	9.74%	9.36%
Tangible common equity to tangible assets (non-GAAP)	10.02%	9.69%	9.31%